Meomyo Development - Statement of Work

STATEMENT OF WORK ("SOW")

Customer:	Calibrus Inc.
Master Project:	Calibrus
Date:	November 26, 2008

907 Rio Grande Street | Austin, Texas 78701
TEL (512) 909-0333 |
www.meomyo.com/development

Statement of Work for
Calibrus Master Project

This Statement of Work and related Staffing Request(s) (collectively the "SOW") defines the scope of work to be performed by Meomyo, LLC, dba Meomyo Development, an Arizona limited liability company ("MEOMYO") for Calibrus, Inc., a Nevada corporation ("Customer"). Additional terms and conditions of the agreement between MEOMYO and Customer are contained in Appendix A, the MASTER STAFFING SERVICES AGREEMENT.

BACKGROUND

Customer has requested an "open-ended" SOW arrangement with MEOMYO in order for MEOMYO to provide certain software development staffing services (the "Staffing Services") related to Customer's Calibrus Master Project, as well as various other related projects. This "open-ended" SOW arrangement enables the initiation of Staffing Services via individual Staffing Requests without having to complete a formal SOW for each request or new scope of Staffing Services to be performed.

Each Staffing Request submitted by Customer shall be incorporated within, and become a part of, this SOW; and will be attached hereto as Exhibits 1, 2, 3, etc. In submitting each Staffing Request, Customer will be requesting that MEOMYO provide certain software development personnel for use by Customer on its various projects. Each Staffing Request submitted by Customer will, in as much specificity as possible, define the scope of the project which is the subject of the Staffing Request. Based upon the scope of the project, Meomyo and Customer will agree on the staffing resources to be allocated by Meomyo subject to the corresponding staffing fees as agreed-to in this SOW. Upon the Parties' execution of a Staffing Request and the receipt of any Staffing Fee Advances due to MEOMYO, MEOMYO will immediately begin the process of assembling the team required to provide the delineated Staffing Services. As team members are hired, personnel resumes will be attached by the Parties to the subject Staffing Request Exhibits as Attachments 1, 2, 3, etc.

KEY ASSUMPTIONS

The key assumptions are as follows:

- MEOMYO will provide Staffing Services on a time-and-materials basis only and will work solely at the direction of Customer in completing the projects that are the subject of this SOW and related Staffing Requests (i.e., this engagement is solely an outsourced staffing/work-for-hire engagement and not a project deliverable-based engagement).

- If requested, Customer may pre-approve MEOMYO personnel resumes.

- Individual personnel time will be billed-out on a monthly basis (versus an hourly basis). Personnel will work, on average, between 40 and 48 hours per week for any given month. Monthly billings will be broken-out by individual personnel; and will be pro-rated if personnel are absent for any given period of time.

- At any time, Customer may request that certain MEOMYO personnel be removed from providing Staffing Services, and MEOMYO will immediately remove such personnel and, as soon as possible, replace such personnel, if requested.

JDM / GWH

CUSTOMER RESPONSIBILITIES

Customer's responsibilities under this SOW include:

- Describe the scope of each Staffing Request in as much specificity as possible.
- Designate one staff member (and/or Project Manager) as the primary contact for MEOMYO; an individual with adequate knowledge of the scope of the various projects, existing environment, Customer hardware/systems, etc. Greg Holmes, or his designee, shall initially act as such Customer staff member.
- Provide direction to MEOMYO and its staff in completing Customer's various projects.
- Provide any current documentation available about the existing environment/projects.
- Provide access to Customer hardware, systems or technical staff, if required.

MEOMYO RESPONSIBILITIES

MEOMYO's responsibilities under the SOW include:

- Provide the agreed-to software development personnel to staff the Customer's projects defined in each Staffing Request.
- Provide such personnel solely on a <u>time-and-materials basis</u> at the rates described herein.
- Provide the Staffing Services solely at the direction of Customer.
- Provide a suitable work environment for its staff in India at no charge to Customer.
- Provide suitable furniture, fixtures and computer equipment for its staff in India at no charge to Customer.
- Provide access to suitable US-based development and production servers at reasonable rates; and allow Customer to access its code developed by MEOMYO on such servers at any time.

TERM OF THIS AGREEMENT; and TERM OF STAFFING SERVICES PROVIDED PURSUANT TO INDIVIDUAL STAFFINGREQUESTS

The term of this Agreement shall be for one (1) year. After such initial term, this Agreement may continue on a month-to-month basis upon mutual agreement of the Parties. Either Party may terminate this Agreement as delineated in the Master Staffing Services Agreement.

Any Staffing Request may be terminated by Customer with thirty (30) days prior written notice to MEOMYO. However, should Customer exercise such 30-day termination right within One Hundred and Twenty (120) days of the execution of any such Staffing Request, Customer shall forfeit its Staffing Fee Advance paid to MEOMYO under such Staffing Request.

JAM/GWH

CHARGES

MEOMYO will provide the Staffing Services on a time-and-materials basis at per-personnel rates as described below. All personnel will be billed-out on a monthly basis, except for John Janwari, whose time will be billed out on an hourly basis.

Personnel Rates.

Job Title	Education	Experience	Location	Monthly Cost (Each)	Hourly Cost
Web Designer	BS	5+ Years	India	$ 4,750.00	N/A
Software Engineer	MS	3+ Years	India	$ 6,250.00	N/A
Sr. Software Engineer	MS	5+ Years	India	$ 7,250.00	N/A
Team Leader	MS	7+ Years	India	$ 9,375.00	N/A
Chief Architect (John Janwari)	MS	15+ Years	India/US	N/A	$ 250.00

Staffing Fee Advances.

Upon execution of each Staffing Request, Customer shall pay to MEOMYO Staffing Fee Advances equal to one month's cost of each developer (excluding John Janwari's estimated fees). Such Staffing Fee Advances shall be credited back to Customer on the last invoice related to each Staffing Request unless, however, Customer has forfeited such advance pursuant to a termination of a Staffing Request within 120 days of its execution.

Materials and Expenses.

All Material costs and out-of-pocket Expenses shall be submitted to Customer's CFO for pre-approval. After such pre-approval, Customer shall reimburse MEOMYO on a monthly basis for such Material and Expense expenditures.

Material costs might include hardware, software or any other Material required by MEOMYO staff to complete the Staffing Request. Out-of-pocket expenses might include travel expenses, per-diem amounts, server hosting costs, bandwidth costs, long distance costs, etc.

Approvals shall be valid if acquired via e-mail from Customer's Kevin Asher. ACCEPTANCE

The undersigned Customer agrees and accepts all of the terms and conditions of the Statement of Work.

Agreed to:	Agreed to:
MEOMYO, LLC. 907 Rio Grande Street Austin, Texas 78701	CALIBRUS, INC. 1225 W. Washington Street, Suite 213 Tempe, Arizona 85281
By:	By:
Authorized signature	Authorized signature
J. Dan McMahon Print Name:	Greg W. Holmes Print Name:
Managing Member Title:	President Title:
12/29/08 Date:	11/26/2008 Date:

DM/GWH

APPENDIX A: MASTER STAFFING SERVICES AGREEMENT

This Master Staffing Services Agreement (the "Agreement") between Meomyo, LLC, dba Meomyo Development, an Arizona limited liability company ("MEOMYO") and Calibrus, Inc., a Nevada corporation ("CUSTOMER"), sets forth the terms and conditions pursuant to which MEOMYO agrees to provide software development staffing services to CUSTOMER and by which CUSTOMER agrees to obtain such services from MEOMYO.

1. Staffing Services

1.1 Statement of Work. MEOMYO agrees to provide to CUSTOMER certain software development staffing services (the "Staffing Services") under the terms and conditions set forth herein (the "Staffing Services Terms"). CUSTOMER agrees to pay for the Staffing Services in the manner described herein. The scope of the projects, project durations and fees and rates for such Staffing Services are detailed in the written SOW and related Staffing Requests attached hereto or hereinafter attached hereto (as added, modified, amended or changed, from time to time). CUSTOMER acknowledges and agrees that these Staffing Services Terms solely govern Staffing Services provided by MEOMYO personnel at the direction of CUSTOMER; and specifically do not involve the sale of goods and/or any specific software development project deliverables on behalf of MEOMYO (i.e., this engagement is solely an outsourced staffing/work-for-hire engagement and not a project deliverable-based engagement).

1.2 Non-Exclusivity. The Staffing Services Terms shall not preclude MEOMYO from providing services to others that may result in computer programming techniques, products and documentation that are competitive, whether or not such materials are similar to materials developed by MEOMYO pursuant to the Staffing Services Terms.

2. Payment

2.1 Payment Terms. Unless otherwise provided in the SOW, MEOMYO shall send, on the first day of each month, invoices to CUSTOMER for Staffing Services rendered and out-of-pocket expenses for the preceding calendar month, plus any applicable sales/use/excise tax based on fees and charges under this Agreement for Staffing Services rendered hereunder. Payment is due by Customer within ten (10) days of receipt of invoice. CUSTOMER agrees that any payment not received by MEOMYO within thirty (30) days from the date of the invoice shall be subject to an interest charge of 18% per annum, or the maximum allowed by law, whichever is less.

2.2 Fees and Expenses. CUSTOMER shall pay fees for the Staffing Services performed by MEOMYO in accordance with the schedule of fees included in the SOW. Unless otherwise provided in the SOW, CUSTOMER shall reimburse MEOMYO for all reasonable out-of-pocket expenses incurred by MEOMYO in the performance of the Agreement.

3. Scheduling of Resources; Change Orders

3.1 Scheduling of Resources via Staffing Requests. Customer will request Staffing Services from MEOMYO by submitting a Staffing Request as described in the SOW. Once a Staffing Request has been executed by both parties and any Staffing Fee Advances received, MEOMYO will use its commercially reasonable efforts to satisfy CUSTOMER's resource requirements for Staffing Services under the specific Staffing Request, and will inform CUSTOMER of the status thereof. MEOMYO is not required to schedule resources or provide Staffing Services if CUSTOMER has invoices that are more than thirty (30) days past due.

3.2 Change Orders.

3.2.1 The parties agree that from time to time during the terms of the Agreement, CUSTOMER may request that MEOMYO implement a change to the Staffing Services reflected in an existing Staffing Request including, without limitation, (a) a change to the scope of work described in the Staffing Request, or (b) a change in the prioritization or manner in which MEOMYO is performing the Staffing Services (each, a "Change"). In the event of a proposed Change, the parties will complete an amended Staffing Request, and such Staffing Request shall only be effective upon acceptance in writing by both parties. Upon acceptance, such Staffing Request shall be incorporated by reference herein and the work set forth therein shall constitute the Staffing Services.

4. Responsibilities

4.1 Of MEOMYO. MEOMYO will provide personnel, expertise, professional, technical and project management resource(s) to perform the Staffing Services outlined in each Staffing Request, and will assign an individual who will serve as the primary contact for MEOMYO to interface with CUSTOMER for the Staffing Services. MEOMYO shall have no specific software development deliverables to complete and shall provide Staffing Services for each project solely at the direction of CUSTOMER.

4.2 Of CUSTOMER. CUSTOMER will assign a Project Manager who will serve as the primary contact for CUSTOMER to interface with MEOMYO for the Staffing Services. CUSTOMER shall adequately direct MEOMYO in completing each project to its satisfaction. In addition, CUSTOMER will comply with all federal, state and local laws applicable to the transactions occurring under this Agreement, including without limitation payment of all sales and use taxes applicable to transactions occurring under this Agreement.

4.3 Use of Subcontractors. MEOMYO may use subcontractors without the consent of CUSTOMER. MEOMYO will not be relieved of its obligations hereunder by use of any such subcontractors. If CUSTOMER reasonably determines that the performance or conduct of any MEOMYO subcontractor is unsatisfactory, CUSTOMER may notify MEOMYO in writing of such determination, indicating with specificity all reasons therefore, and MEOMYO will promptly take all necessary actions to remedy the performance or conduct of such subcontractor.

4.4 Employees. CUSTOMER agrees to immediately report to MEOMYO all accidents and injuries involving MEOMYO employees assigned to CUSTOMER. The Staffing Services Terms are between MEOMYO and CUSTOMER and create no individual rights in or for MEOMYO employees.

JM/BWH

4.5 Discrimination. MEOMYO is an equal opportunity employer and does not discriminate on the basis of race, gender, national origin, age, disability, religion or veteran status. MEOMYO reserves the right to immediately remove any of its employees from CUSTOMER's premises if MEOMYO believes its employee is subjected to any discriminatory or other prohibited conduct or if CUSTOMER is not in compliance with federal or state requirements governing the workplace. Such immediate removal will not constitute a breach of the Agreement by MEOMYO or cause for termination of the Agreement by CUSTOMER.

4.6 Inventions. "Inventions" shall mean all materials including but not limited to ideas, routines, object and source codes, flow charts and prototypes, drawings and other materials, documentation, reports, designs, techniques, discoveries, improvements together with all information, data and know-how, technical or otherwise and any changes, modifications or improvements related thereto, or any other inventions or intellectual property authorized, created, or conceived by MEOMYO in connection with the performance of the Staffing Services provided hereunder. Without limiting any of MEOMYO' rights under the law, all right, title and interest in and to the Inventions shall be and remain the sole property of CUSTOMER. MEOMYO shall have no rights to use Customers Inventions in the future or share any information or materials of the inventions with any of Customer's competitors.

4.7 Overlap of Offerings. If Customer wishes to utilize a software functionality already developed by MEOMYO, including, but not limited to, a mobile video and/or webcam functionality (live and/or on-demand), Customer and MEOMYO may separately enter into a Licensing Agreement regarding use of such functionality by Customer. If a Licensing Agreement is not agreed-to by the Parties, then MEOMYO may, at the request of Customer, independently develop such functionality for Customer. Notwithstanding any of the above, nothing herein shall be interpreted to limit in any way MEOMYO's right, title and interest in and to any and all intellectual property rights in its independently developed software, either in the past or in the future; regardless of whether Customer licenses such software from MEOMYO, develops it independently (with or without MEOMYO), or license it from a third party.

4.8 Confidential Information; Intellectual Property Agreement. MEOMYO and CUSTOMER agree that information received by and provided to or by CUSTOMER in connection with the Staffing Services concerning the personal, financial or other affairs of the CUSTOMER, as well as these Staffing Services Terms or the SOW, are confidential and proprietary. MEOMYO will not disclose this information to any other entity or individual, except for such disclosures to its employees, consultants and equipment providers are may be necessary to perform its obligations under the Agreement, or the Staffing Services Terms, or as may be required by applicable law or a court of competent jurisdiction. This obligation will survive termination of the Agreement for any reason for a period of two years. The information in the Agreement and the Staffing Services Terms shall not be disclosed outside the CUSTOMER's organization and shall not be duplicated, used or disclosed in whole or in part for any purpose other than to evaluate the SOW and perform the Agreement. This restriction does not limit the right of MEOMYO to use information contained in the Staffing Services Terms if it is attained from another source without restriction or is generally available to the public. Each party agrees that all information of either party shall be and remain the property of the owner. Neither party grants to the other party any express or implied rights or license under any patents, patent applications, inventions, copyrights, trademarks, trade secret information, or intellectual property rights owned by such party. The parties acknowledge that violation by either party of this Section 5.7 would cause irreparable harm to the other party not adequately compensable by money damages. The parties agree that injunctive relief may be available to prevent any actual or threatened violation of this provision.

5. Indemnification; Exclusive Remedies; Limitation of Liability

5.1 Indemnification. Subject to the limitations on liabilities and damages set forth in Section 5.3, each party (the "Indemnifying Party") agrees to indemnify and hold harmless the other party (the "Indemnified Party") for, and to pay the Indemnified Party, the amount of, any loss, liability, claim or damage or expense (including costs of investigation and defense and reasonable attorneys' fees) (collectively, "Damages"), incurred or suffered by the Indemnified Party to the extent directly arising from: (i) any breach of any express written representation or warranty made by the Indemnifying Party herein or in the Staffing Services Terms; (ii) any breach by the Indemnifying Party of any express written covenant or obligation herein or in the Staffing Services Terms; or (iii) any bodily injury or death to persons, or physical damage to or loss of tangible personal property, caused by the gross negligence or willful misconduct of the Indemnifying Party in connection with the Staffing Services performed hereunder. In addition, MEOMYO agrees to indemnify and hold harmless CUSTOMER for, and to pay CUSTOMER to the extent directly arising from any infringement or misappropriation of a third party's proprietary rights by MEOMYO in connection with any document, tools, methodology or software provided and used by MEOMYO in the Staffing Services provided hereunder.

5.2 Exclusive Remedy. The Indemnification provided for in Section 6.1 shall be the exclusive remedy in any action seeking Damages or any other form of monetary relief brought by any party to the Agreement against another party to the Agreement with respect to any provision of the Staffing Services Terms or otherwise arising in connection with the Staffing Services (regardless of the basis of such claims); provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of the Staffing Services Terms.

5.3 Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH HEREIN MEOMYO MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO CUSTOMER OR TO ANY OTHER PERSON OR ENTITY REGARDING STAFFING SERVICES, SOFTWARE OR OTHER ITEMS PROVIDED BY MEOMYO UNDER THIS AGREEMENT OR THE RESULTS TO BE DERIVED FROM THE USE THEREOF, AND MEOMYO EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OF TRADE OR COURSE OF PERFORMANCE, AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

IN NO EVENT WILL MEOMYO BE LIABLE TO CUSTOMER FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR ANY OTHER NON-DIRECT DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR FUTURE REVENUES, COST OF CAPITAL, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY OR ANY CLAIM OR DEMAND AGAINST CUSTOMER BY ANY OTHER PARTY DUE TO ANY CAUSE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, MEOMYO's OWN NEGLIGENCE OR OTHER TORT), EVEN IF MEOMYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. MEOMYO LIABILITY UNDER THIS AGREEMENT REGARDLESS OF THE

JM/GWH

FORM OF ACTION (INCLUDING, WITHOUT LIMITATION, MEOMYO's OWN NEGLIGENCE OR OTHER TORT), SHALL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID BY CUSTOMER TO MEOMYO AS SHOWN ON THE APPLICABLE PURCHASE ORDER OR THE STATEMENT OF WORK, AS THE CASE MAY BE. MEOMYO's ENTIRE LIABILITY FOR ANY CLAIMS BY CUSTOMER, REGARDLESS OF THE BASIS, IS SET FORTH IN THIS ARTICLE.

Notwithstanding any provisions in this Agreement to the contrary, in each instance in which CUSTOMER has Damages with respect to which it is entitled to recover from MEOMYO arising from: (i) bodily injury or death to persons, regardless of the basis (including, without limitation, MEOMYO's own negligence), MEOMYO will only be liable for Damages directly attributable to physical bodily injury (including death); and (ii) physical damage to or loss of tangible personal property and/or damage to real property caused by MEOMYO, damages shall be limited to the lesser of the replacement cost or the cost of repair of such real or tangible personal property. In no event shall customer be entitled to Damages from MEOMYO arising from damage to customer's intangible personal property. This Article shall survive termination of this Agreement.

6. Warranties. MEOMYO warrants that MEOMYO will perform the Staffing Services in a competent and professional manner, and substantially in accordance with the description in the SOW. CUSTOMER acknowledges and agrees that MEOMYO does not make any representations or warranties with respect to the software that is the subject of the Staffing Services and that MEOMYO shall not be liable or responsible for the developed software or any defects thereof or any liabilities or obligations thereunder.

6.7 MEOMYO warrants that the Materials used in all Customer's projects do not and will not contain, any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, or trap door, that is designed to delete, disable, deactivate, interfere with, or otherwise harm Customer's software, hardware, data, or other programs, or that is intended to provide access or produce modifications not authorized by Customer (collectively, "disabling procedures"). If MEOMYO incorporates into the software programs or routines supplied by other vendors, licensors, or contractors, MEOMYO shall obtain comparable warranties from such providers or MEOMYO shall take appropriate actions to ensure that such programs or routines are free of disabling procedures. Notwithstanding any other limitations in this Agreement, MEOMYO agrees to notify Customer immediately upon discovery of any disabling procedures that are or may be included in software, and, if disabling procedures are discovered or reasonably suspected to be present in the software, MEOMYO agrees to take action immediately, at its own expense, to identify and eradicate (or to equip Customer to identify and eradicate) such disabling procedures and carry out any recovery necessary to remedy any impact of such disabling procedures.

7. No Solicitation. For a period continuing through two years following the completion or termination of this Agreement, CUSTOMER hereby agrees that neither CUSTOMER nor any of its direct or indirect subsidiaries or affiliates (i.e., entities or persons controlled by or under common control of CUSTOMER) will, directly or indirectly, solicit to employ or employ, or otherwise engage the services of, any of the current or future employees or independent contractors of MEOMYO for so long as they are employed or engaged by MEOMYO and for a period of two (2) years from the termination of their employment or services, without obtaining the prior written consent of MEOMYO. This provision will survive the termination of the Agreement.

8. Independent Contractor. Under the Agreement, MEOMYO shall be an independent contractor. The Agreement shall not be construed as creating a partnership, joint venture, agency or employment relationship, or as granting a franchise under either federal or state law.

9. Miscellaneous.

9.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by overnight courier or by certified or registered mail, return receipt requested, at the addresses set forth on the attached signature page.

9.2 Amendments and Waivers. This Agreement may only be amended or modified by a written instrument executed by all the parties hereto. The terms of this Agreement may only be waived by a written instrument executed by the party against whom such waiver is sought to be enforced. With respect to MEOMYO, CUSTOMER acknowledges and agrees that only the Manager of MEOMYO is authorized to execute, amend, modify or waive this Agreement or any provision hereof and no other employees of MEOMYO have any authority (express or implied) to bind MEOMYO or make any representations or warranties on its behalf regarding the Staffing Services to be provided hereunder.

9.3 Termination of Agreement in Whole. Either party may immediately terminate this Agreement in whole in the event that (i) the other party defaults in a material obligation under the Agreement and fails to cure such default within thirty (30) days after written notice or five (5) days with respect to a failure of CUSTOMER to timely pay any amounts due under an invoice) or (ii) the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, or has wound up or liquidated its business, voluntarily or otherwise. CUSTOMER shall pay for Staffing Services rendered by MEOMYO up to the effective date of termination. All obligations of CUSTOMER, including without limitation, the obligation to pay all charges due to MEOMYO, shall survive the termination of this Agreement, together with all costs reasonably associated with termination.

9.4 Termination of a Staffing Request. Customer may terminate a Staffing Request for any reason with thirty (30) days prior written notice to MEOMYO. However, should Customer exercise such 30-day termination right within One Hundred and Twenty (120) days of the execution of any such Staffing Request, Customer shall forfeit its Staffing Fee Advance paid to MEOMYO under such Staffing Request. If a termination is for less than all of the Agreement, the items not terminated will continue in full force and effect. For any outstanding Staffing Requests, the terms of this Agreement will continue in effect until the SOW is fulfilled or terminated.

9.5 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party which will not be unreasonably withheld.

RM / GWH

9.6 *No Implied Rights or Remedies; Third Party Beneficiaries.* Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to create any third party beneficiary rights or confer upon or give to any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

9.7 Entire Agreement. This Agreement (and accompanying SOW and Staffing Requests) embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms set forth herein and any other document referenced herein, the terms set forth in this Agreement shall control. CUSTOMER EXPRESSLY WARRANTS, REPRESENTS AND ACKNOWLEDGES THAT NO PROMISE, AGREEMENT, REPRESENTATION OR STATEMENT HAS BEEN MADE TO CUSTOMER, OTHER THAN THOSE EXPRESSLY STATED IN WRITING IN THIS AGREEMENT, UPON WHICH CUSTOMER HAS RELIED IN ENTERING INTO THIS AGREEMENT, AND CUSTOMER EXPRESSLY WAIVES AND DISCLAIMS ANY CLAIMS AGAINST MEOMYO FOR FRAUD OR FRAUDULENT INDUCEMENT TO ENTER INTO THIS AGREEMENT IN RELIANCE UPON OR BASED UPON ANY SUCH PROMISES, AGREEMENTS, REPRESENTATIONS OR STATEMENTS.

9.8 Severability. If any part or provision of this Agreement is or shall be deemed violative of any applicable laws, rules or regulations, such legal invalidity shall not void this Agreement or affect the remaining terms and provisions of this Agreement, and this Agreement shall be construed and interpreted to comport with all such laws, rules or regulations to the maximum extent possible.

9.9 Dispute Resolution. Except as otherwise provided for herein and subject to the right of either party to seek emergency injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement, any and every dispute of any nature whatsoever between the parties shall be determined by binding arbitration conducted in Phoenix, Arizona, administered by the American Arbitration Association ("AAA") and shall be conducted under the AAA's then-effective commercial arbitration rules to the extent such rules do not conflict with the provisions of this Section 9.9. To the extent possible, the arbitration shall be conducted without the necessity of taking depositions. Unless otherwise agreed upon by the parties, the arbitration shall be conducted by one (1) neutral arbitrator. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators shall have no authority to award consequential, punitive or exemplary damages or any statutory multiple damages, and shall only have the authority to award compensatory damages, arbitration costs, attorney's fees, declaratory relief, and permanent injunctive relief, if applicable, consistent with the terms of this Agreement. All costs of arbitration and the arbitrators (not including the legal fees and expenses of the prevailing party) shall be borne equally by the parties. As part of its award, the arbitrators shall award to the prevailing parties its legal fees and costs incurred in connection with the proceeding. In the event a party seeks injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this Section 9.9, including, without limitation, any crossclaim or counterclaim that customer may have or assert against MEOMYO or the right to damages, permanent injunctive relief and any other remedy, at law or in equity. This Agreement, including all disputes between the parties arising hereunder, shall be construed in accordance with Arizona law, without regard to any choice of law provisions thereof.

9.10 Limited Time for Action. No action, regardless of form, arising out of or relating to this Agreement may be brought by either party more than one (1) year after the cause of action has accrued.

9.11 Force Majeure. MEOMYO shall not be liable for any delay in performance or any failure in performance hereunder caused in whole or in part by reason of force majeure, which shall be deemed to include the occurrence of any event beyond the control of MEOMYO, war (whether an actual declaration thereof is made or not), sabotage, insurrection, riot or other acts of civil disobedience, action of a public enemy or other acts of terrorism, failure or delays in transportation, laws, regulations or acts of any national, state or local government (or any agency, subdivision or instrumentality thereof), judicial action, labor dispute, accident, fire, explosion, ice storm, flood, storm or other act of God, shortage of labor, fuel, electricity, connectivity or raw materials or machinery or technical failures.

9.12 Applicable Law. This Agreement has been accepted and agreed to in Phoenix, Arizona. This Agreement and the rights and obligations of the parties hereto shall be construed under and governed by the laws of the State of Arizona, without giving effect to principles of conflict of laws.

9.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

Exhibit 1.

Staffing Request for JabberMonkey.com

Description of Project.

Development of a website named Jabbermonkey.com. The site will support all social networking functionality as defined by Calibrus. In addition to social networking functionality, Jabbermonkey will enable users to maintain polls to be answered by other internet users.

The features that will ultimately distinguish Jabbermonkey will be in the communication aspects of Jabbermonkey's user's community comments. Users will be able to post comments and communicate in a variety of formats. Users will also be able to communicate directly with other users using links from various points in the site.

Personnel Required.

Job Title	Number	Monthly Cost (Each)	Hourly Cost	Monthly Cost (Total)
Web Designer	1.0	$ 4,750.00	N/A	$ 4,750.00
Software Engineer	6.0	$ 6,250.00	N/A	$ 37,500.00
Sr. Software Engineer	3.0	$ 7,250.00	N/A	$ 21,750.00
Team Leader	1.0	$ 9,375.00	N/A	$ 9,375.00
Chief Architect (John Janwari)	1	N/A	$250 (100 hrs/mo. estimated)	$ 25,000.00
TOTAL (monthly)				$ 98,375.00

Staffing Fee Advance Required: $73,375.00 - Total
($47,375.00) - Already paid
$26,000.00 – Balance due as of 12/19/08.

JPM

Agreed to:	Agreed to:
MEOMYO, LLC. 907 Rio Grande Street Austin, Texas 78701	CALIBRUS, INC. 1225 W. Washington Street, Suite 213 Tempe, Arizona 85281
By:	By:
Authorized signature	Authorized signature
J. Dan McMahon Print Name:	Greg W. Holmes Print Name:
Managing Member Title:	President Title:
12/29/08 Date:	12/23/2008 Date: